Exhibit 99.1

Pacific Premier Bancorp, Inc. Third Quarter 2010 Results (Unaudited)

Costa Mesa, Calif., October 20, 2010 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the third quarter of 2010 of $1.8 million or $0.17 per share on a diluted basis, compared with a net loss of $7,000 or less than $0.01 per share for the third quarter of 2009.

The Company’s pre-tax income totaled $2.9 million in the third quarter of 2010, compared with a pre-tax loss of $111,000 from the same period in the prior year.  The $3.0 million favorable change between quarters was primarily due to:

·	A $1.6 million increase in net interest income due to a higher net interest margin;

·	A $1.6 million decrease in the provision for loan losses due to improved loan credit quality metrics.

Partially offsetting those favorable items was a $690,000 increase in noninterest expense, essentially spread throughout all of our expense categories.

For the first nine months of 2010, the Company’s net income totaled $2.6 million or $0.24 per share on a diluted basis, compared with a net loss of $183,000 or $0.04 per share in the first nine months of 2009.

Steven R. Gardner, President and Chief Executive Officer, commented on the third quarter outcome, “Considering the economic environment we have faced over a prolonged period, we are encouraged by our third quarter operating results.  During the current quarter, our net interest margin increased 12 basis points to 3.86%, continuing the expansion of our net interest margin for the past four consecutive quarters.  The increase in our net interest margin for this quarter, like the previous quarters, was primarily due to lower costs on our deposits, which decreased to 1.41%, compared to 1.55% last quarter.  This cost decrease was accomplished by aggressively increasing noninterest bearing deposits by $12.8 million, or 32.9%, and by reducing the interest rates on our retail certificates of deposit, which grew by $12.0 million or 3.1%.  We are proud of the dedicated effort our employees have made to win new business and market share from competitors through their commitment to superior customer service and hard work.  These efforts have resulted in an increase to our deposit base of 3.9% for the current quarter and 6.1% for the year.”

Mr. Gardner continued, “Over the years, we have maintained a conservative credit culture at the Bank and our asset quality figures bear this fact out.  We are pleased with the performance of our loan portfolio in a challenging operating environment.  Our disciplined credit culture, including assertive strategies to reduce loan losses, has resulted in improved loan credit quality metrics throughout the economic downturn.  At September 30, 2010, nonperforming assets were 0.58% of total assets, which does not include any troubled debt restructurings of commercial real estate loans, total delinquent loans were at 0.64% of total loans and our annualized net loan charge-offs to total average loans was 0.29% for the current quarter and 0.45% for the first nine months of 2010.”

Mr. Gardner concluded, “Due to the strength of our capital, asset quality and overall operations, we believe that we are well positioned to expand and strengthen our franchise through organic growth as well as opportunistic acquisitions.”

Net Interest Income

Net interest income totaled $7.4 million in the third quarter of 2010, up $1.6 million or 28.7% from the third quarter of 2009.  The increase reflected a higher net interest margin of 3.86% in the current quarter, compared with 2.98% in the prior year quarter, partially offset by a $4.4 million decrease in average interest-earning assets in the current quarter.  The increase in the current quarter net interest margin of 88 basis points reflected the average costs on interest-bearing liabilities decreasing more rapidly than the average yield on interest-earning assets.  The decrease in costs on our interest-bearing liabilities of 98 basis points resulted from the decline in our cost of deposits of 72 basis points and borrowings of 39 basis points during the current quarter.  These lower costs were partially offset by a lower yield on our current quarter interest-earning assets primarily associated with a decrease in the yield on investment securities of 130 basis points compared to the same quarter in the prior year.  The lower yield on our investment securities was primarily due to the decision to reduce our credit risk exposure in our securities portfolio by selling private label securities with higher credit risk and replacing them with lower yielding, lower credit risk government sponsored enterprise (“GSE”) securities.  These GSE securities also enhanced our regulatory capital as they have a lower asset risk weighting than private label securities.

For the first nine months of 2010, net interest income totaled $20.9 million, up $3.9 million or 22.8% from the same period in the prior year.  The increase was associated with a higher net interest margin which increased by 63 basis points to 3.72% and higher interest-earning assets, which grew by $15.7 million to $749.5 million.

Provision for Loan Losses

During the third quarter of 2010, the provision for loan losses totaled $397,000, a decrease of $1.6 million from the third quarter of 2009.  Net loan charge-offs amounted to $396,000 for the third quarter of 2010, a decrease of $656,000 from the same period in the prior year.  The current period loan charge-offs related to the continued general economic weakness in the California economy, as reflected in high unemployment figures, sluggish commercial real estate markets and other economic factors, which adversely affect our borrowers, our borrowers’ businesses and the collateral securing our loans.

For the first nine months of 2010, the provision for loan losses totaled $2.1 million and net loan charge-offs were $1.8 million.  This compares with a provision for loan losses of $5.5 million and net charge-offs of $3.3 million for the first nine months of 2009.

Noninterest income (loss)

Our noninterest income increased $418,000 from $256,000 in the third quarter of 2009 to $674,000 in the third quarter of 2010.  This increase between third quarters was primarily due to higher gains from the sale of investment securities available for sale of $369,000 and a favorable reduction in other-than-temporary impairment charges on our private label securities of $147,000.

For the first nine months of 2010, our noninterest loss totaled $1.1 million, compared with income of $558,000 for the same period a year ago.  The unfavorable change was primarily related to the sale of $26.3 million in loans during the first nine months of 2010 at a $2.7 million loss, which loss was entirely related to $12.0 million of sub-performing and nonperforming loans included in the loan sale.  Partially offsetting this loss was an improvement in other-than-temporary impairment charges of $692,000 and higher gains on sales of investment securities available for sale of $440,000 for the first nine months of 2010 compared to same period in prior year.

Noninterest Expense

Noninterest expense totaled $4.8 million in the third quarter of 2010, up $690,000 or 16.8% from the same period in the prior year.  The increase was primarily associated with higher costs within our legal and audit expense category of $261,000, primarily associated with loan workouts, with the remainder of the increase spread through various expense categories.

For the first nine months of 2010, noninterest expense totaled $13.9 million, up $1.3 million or 10.3% from the first nine months of 2009.  The increase primarily related to higher costs within our other real estate owned (“OREO”) operations, net category of $830,000, due primarily to increased write downs of $536,000 and an unfavorable change from gains to losses on sales of $199,000, with the remainder of the increase spread through various expense categories.

Assets and Liabilities

At September 30, 2010, assets totaled $821.3 million, down $26.5 million or 3.1% from September 30, 2009, but up $14.0 million or 1.7% from December 31, 2009.  During the third quarter of 2010, assets increased $24.1 million, primarily due to increases in cash of $16.6 million and investment securities available for sale of $8.7 million.

Investment securities available for sale totaled $172.2 million at September 30, 2010, up $70.5 million or 69.3% from September 30, 2009 and up $48.8 million or 39.5% from December 31, 2009.  During the third quarter of 2010 investment securities available for sale increased $8.7 million as we deployed excess funds earning approximately 25 basis points into primarily GSE securities, which increased $10.7 million or 7.8%.  At September 30, 2010, 49 of our 79 private label mortgage backed securities (“MBS”) were classified as substandard or impaired and had a book value of $5.1 million and a market value of $3.8 million.  Interest received from these securities is applied against their respective principal balances.  These private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $543.3 million at September 30, 2010, a decrease of $33.2 million or 5.8% from September 30, 2009 and $23.3 million or 4.1% from December 31, 2009.  During the third quarter of 2010, loans held for investment were essentially unchanged as loan originations and purchases were essentially offset by loan repayments and sales.  At September 30, 2010, the loans to deposits ratio was 84.1%, down from 96.4% at September 30, 2009 and 93.0% at December 31, 2009 and.  At September 30, 2010, our allowance for loan losses was $9.2 million, an increase of $1.1 million from September 30, 2009 and essentially unchanged from December 31, 2009.  The allowance for loan losses as a percent of nonaccrual loans increased to 297.9% at September 30, 2010 from 83.1% at September 30, 2009 and 88.9% at December 31, 2009.  At September 30, 2010, the ratio for allowance for loan losses to total loans was 1.7%, up from 1.4% at September 30, 2009 and 1.5% at December 31, 2009.

Deposits totaled $656.8 million at September 30, 2010, up $50.4 million or 8.3% from September 30, 2009 and up $38.1 million or 6.2% from December 31, 2009.  During the third quarter of 2010, deposits increased $24.7 million due primarily to an increase in noninterest bearing deposit accounts of $12.8 million and retail certificates of deposit accounts of $12.0 million.  At September 30, 2010, we had a minimal amount of wholesale deposits and no brokered deposits.  The total cost of deposits at September 30, 2010 was 1.37%, down from 2.01% at September 30, 2009 and 1.79% at December 31, 2009.

At September 30, 2010, total borrowings amounted to $76.8 million, down $100.0 million or 56.6% from September 30, 2009 and $25.0 million or 24.6% from December 31, 2009.  At September 30, 2010, total borrowings represented 9.4% of total assets and included one Federal Home Loan Bank (“FHLB”) term advance outstanding of $38.0 million with a fixed rate of 4.92% that matures in November 2010.  The total cost of borrowings at September 30, 2010 was 4.00%, down from 4.52% at September 30, 2009 and 4.19% at December 31, 2009.

Nonperforming Assets

At September 30, 2010, nonperforming assets totaled $4.8 million or 0.58% of total assets, down from $13.4 million or 1.58% at September 30, 2009 and $13.4 million or 1.66% at December 31, 2009.  During the third quarter of 2010, nonperforming assets increased by $976,000 primarily due to the addition of one commercial real estate owner occupied loan of $1.3 million, partially offset by an OREO writedown of $194,000.  At September 30, 2010, nonperforming assets consisted of nonaccrual loans totaling $3.1 million and OREO of $1.7 million, essentially all from one commercial land property.

Capital Ratios

At September 30, 2010, our ratio of tangible common equity to total assets was 9.56% with a basic book value per share of $7.83 and diluted book value per share of $7.20.

At September 30, 2010, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.15%, tier 1 risked-based capital of 14.01% and total risk-based capital of 15.26%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At September 30, 2010, the Company had a ratio for tier1 leverage capital of 10.28%, tier 1 risked-based capital of 14.23% and total risk-based capital of 15.48%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2009 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	September 30,	December 31,	September 30,
ASSETS	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$51,267	$59,677	$115,662
Federal funds sold	29	29	30
Cash and cash equivalents	51,296	59,706	115,692
Investment securities available for sale	172,181	123,407	101,686
FHLB stock/Federal Reserve Bank stock, at cost	13,805	14,330	14,330
Loans held for investment	552,454	575,489	584,614
Allowance for loan losses	(9,170)	(8,905)	(8,107)
Loans held for investment, net	543,284	566,584	576,507
Accrued interest receivable	3,556	3,520	3,346
Other real estate owned	1,700	3,380	3,644
Premises and equipment	8,358	8,713	8,928
Deferred income taxes	10,346	11,465	10,981
Bank owned life insurance	12,323	11,926	11,792
Other assets	4,471	4,292	959
TOTAL ASSETS	$821,320	$807,323	$847,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$51,798	$33,885	$33,098
Interest bearing:
Transaction accounts	198,788	161,872	128,493
Retail certificates of deposit	404,232	417,377	438,545
Wholesale/brokered certificates of deposit	1,973	5,600	6,246
Total deposits	656,791	618,734	606,382
FHLB advances and other borrowings	66,500	91,500	166,500
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	9,175	13,277	6,357
TOTAL LIABILITIES	742,776	733,821	789,549
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,033,836 shares at September 30, 2010 and December 31, 2009, and 5,003,451 shares at September 30, 2009 issued and outstanding	100	100	49
Additional paid-in capital	79,933	79,907	64,648
Accumulated deficit	(2,126)	(4,764)	(4,487)
Accumulated other comprehensive income (loss), net of tax (benefit) of $446 at September 30, 2010, ($1,218) at December 31, 2009, and ($1,324) at September 30, 2009	637	(1,741)	(1,894)
TOTAL STOCKHOLDERS’ EQUITY	78,544	73,502	58,316
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$821,320	$807,323	$847,865

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
INTEREST INCOME
Loans	$9,196	$9,612	$27,193	$29,832
Investment securities and other interest-earning assets	1,284	1,145	3,461	3,172
Total interest income	10,480	10,757	30,654	33,004
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	416	378	1,305	943
Interest on certificates of deposit	1,886	2,667	5,964	9,150
Total interest-bearing deposits	2,302	3,045	7,269	10,093
FHLB advances and other borrowings	693	1,870	2,246	5,602
Subordinated debentures	83	89	235	290
Total interest expense	3,078	5,004	9,750	15,985
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	7,402	5,753	20,904	17,019
PROVISION FOR LOAN LOSSES	397	2,001	2,092	5,535
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,005	3,752	18,812	11,484
NONINTEREST INCOME
Loan servicing fees	122	117	334	402
Deposit fees	207	215	603	638
Net loss from sales of loans	(37)	7	(2,677)	7
Net gain from sales of investment securities	388	19	762	322
Other-than-temporary impairment loss on investment securities, net	(252)	(399)	(908)	(1,600)
Other income	246	297	796	789
Total noninterest income (loss)	674	256	(1,090)	558
NONINTEREST EXPENSE
Compensation and benefits	2,070	1,954	6,135	6,040
Premises and occupancy	671	628	1,942	1,942
Data processing and communications	181	143	594	471
Other real estate owned operations, net	195	198	1,027	197
FDIC insurance premiums	383	274	1,065	1,118
Legal and audit	426	165	815	645
Marketing expense	213	164	570	508
Office and postage expense	158	78	409	247
Other expense	512	515	1,382	1,473
Total noninterest expense	4,809	4,119	13,939	12,641
NET INCOME (LOSS) BEFORE INCOME TAX	2,870	(111)	3,783	(599)
INCOME TAX (BENEFIT)	1,025	(104)	1,145	(416)
NET INCOME (LOSS)	$1,845	$(7)	$2,638	$(183)

EARNINGS (LOSS) PER SHARE
Basic	$0.18	$-	$0.26	$(0.04)
Diluted	$0.17	$-	$0.24	$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,033,836	5,003,451	10,033,836	4,919,385
Diluted	11,025,345	5,003,451	11,035,467	4,919,385

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Profitability and Productivity
Net interest margin	3.86%	2.98%	3.72%	3.09%
Noninterest expense to average total assets	2.38	2.04	2.35	2.19
Efficiency ratio (1)	59.73	65.54	59.42	72.15
Return on average assets	0.91	(0.00)	0.44	(0.03)
Return on average equity	9.62	(0.05)	4.68	(0.42)

Asset and liability activity
Loans originated/purchased	$39,113	$2,436	$76,461	$11,017
Repayments	(55,333)	(14,060)	(89,607)	(49,954)
Loans sold	(3,498)	-	(26,295)	-
Increase (decrease) in loans	261	(19,567)	(23,300)	(46,631)
Increase in assets	24,078	59,443	13,997	107,909
Increase in deposits	24,748	57,275	38,057	149,254
Decrease in borrowings	-	-	(25,000)	(43,400)

(1) Efficiency ratio excludes other real estate operations, net and gains and losses from sales of loans and investment securities.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheets
(dollars in thousands)

	Three Months Ended			Three Months Ended
	September 30, 2010			September 30, 2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$51,324	$29	0.22%	$82,250	$49	0.24%
Federal funds sold	29	-	0.00	30	-	0.00
Investment securities	173,398	1,255	2.90	104,476	1,096	4.20
Loans receivable, net (1)	542,201	9,196	6.78	584,625	9,612	6.58
Total interest-earning assets	766,952	10,480	5.46	771,381	10,757	5.58
Noninterest-earning assets	39,849			37,004
Total assets	$806,801			$808,385
Liabilities and Equity
Interest-bearing liabilities:
Transaction accounts	$248,382	$416	0.66	$137,523	$378	1.09
Retail certificates of deposit	395,193	1,883	1.89	422,120	2,610	2.45
Wholesale/brokered certificates of deposit	1,973	3	0.60	8,146	57	2.78
Total interest-bearing deposits	645,548	2,302	1.41	567,789	3,045	2.13
FHLB advances and other borrowings	66,663	693	4.12	166,543	1,870	4.45
Subordinated debentures	10,310	83	3.19	10,310	89	3.42
Total borrowings	76,973	776	4.00	176,853	1,959	4.39
Total interest-bearing liabilities	722,521	3,078	1.69	744,642	5,004	2.67
Non-interest-bearing liabilities	7,572			5,739
Total liabilities	730,093			750,381
Stockholders' equity	76,708			58,004
Total liabilities and equity	$806,801			$808,385
Net interest income		$7,402			$5,753
Net interest rate spread (2)			3.77%			2.91%
Net interest margin (3)			3.86%			2.98%
Ratio of interest-earning assets to interest-bearing liabilities			106.15%			103.59%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheets
(dollars in thousands)

	Nine Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$56,189	$95	0.23%	$39,454	$67	0.23%
Federal funds sold	29	-	0.00	4,001	8	0.27
Investment securities	150,355	3,366	2.98	88,212	3,097	4.68
Loans receivable, net (1)	542,973	27,193	6.68	602,189	29,832	6.61
Total interest-earning assets	749,546	30,654	5.45	733,856	33,004	6.00
Noninterest-earning assets	42,040			35,547
Total assets	$791,586			$769,403
Liabilities and Equity
Interest-bearing liabilities:
Transaction accounts	$227,801	$1,305	0.77	$113,154	$943	1.11
Retail certificates of deposit	396,567	5,937	2.00	398,157	8,879	2.98
Wholesale/brokered certificates of deposit	2,953	27	1.22	12,229	271	2.96
Total interest-bearing deposits	627,321	7,269	1.55	523,540	10,093	2.58
FHLB advances and other borrowings	71,826	2,246	4.18	171,967	5,602	4.36
Subordinated debentures	10,310	235	3.05	10,310	290	3.76
Total borrowings	82,136	2,481	4.04	182,277	5,892	4.32
Total interest-bearing liabilities	709,457	9,750	1.84	705,817	15,985	3.03
Non-interest-bearing liabilities	7,041			5,620
Total liabilities	716,498			711,437
Stockholders' equity	75,088			57,966
Total liabilities and equity	$791,586			$769,403
Net interest income		$20,904			$17,019
Net interest rate spread (2)			3.61%			2.97%
Net interest margin (3)			3.72%			3.09%
Ratio of interest-earning assets to interest-bearing liabilities			105.65%			103.97%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	September 30, 2010	December 31, 2009	September 30, 2009
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	10.15%	9.72%	8.03%
Tier 1 risk-based capital ratio	14.01	13.30	10.74
Total risk-based capital ratio	15.26	14.55	11.99

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	10.28%	9.89%	8.08%
Tier 1 risk-based capital ratio	14.23	13.41	10.71
Total risk-based capital ratio	15.48	14.67	11.96

Share Data
Book value per share (Basic)	$7.83	$7.33	$11.66
Book value per share (Diluted)	7.20	6.75	9.86
Closing stock price	4.45	3.38	4.30

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	September 30, 2010	December 31, 2009	September 30, 2009
Loan Portfolio
Real estate loans:
Multi-family	$251,163	$278,744	$284,116
Commercial non-owner occupied	130,428	149,577	153,406
One-to-four family (1)	19,668	8,491	8,591
Business loans:
Commercial owner occupied	105,415	103,019	105,060
Commercial and industrial	44,580	31,109	28,820
SBA	3,482	3,337	3,521
Other loans	3,520	1,991	1,644
Total gross loans	558,256	576,268	585,158
Less:
Deferred loan origination costs (fees) and premiums (discounts)	(5,802)	(779)	(544)
Allowance for loan losses	(9,170)	(8,905)	(8,107)
Loans held for investment, net	$543,284	$566,584	$576,507

Asset Quality
Nonaccrual loans	$3,078	$10,012	$9,751
Other real estate owned	1,700	3,380	3,644
Nonperforming assets	4,778	13,392	13,395
Allowance for loan losses	9,170	8,905	8,107
Allowance for loan losses as a percent of total nonperforming loans	297.92%	88.94%	83.14%
Nonperforming loans as a percent of gross loans receivable	0.55	1.74	1.67
Nonperforming assets as a percent of total assets	0.58	1.66	1.58
Net loan charge-offs for the quarter ended	$396	$1,402	$1,052
Net loan charge-offs for quarter to average total loans, net	0.29%	0.98%	0.72%
Allowance for loan losses to total loans	1.66	1.55	1.39

Delinquent Loans:
30 - 59 days	$566	$3,976	$57
60 - 89 days	-	52	160
90+ days (2)	2,981	5,480	7,684
Total delinquency	$3,547	$9,508	$7,901
Delinquency as a % of total gross loans	0.64%	1.65%	1.35%

(1) Includes second trust deeds
(2) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets